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                                                                   EXHIBIT 10.23


                                                              December 21 , 2000

Movado Group, Inc.
125 Chubb Avenue
Lyndhurst, New Jersey 07071


Subject: Temporary Rental of approximately 19,374 square feet on the second floor (north wing) at 300 Tice Boulevard, Woodcliff, Lake, New Jersey

Dear Gentlemen:

This is to confirm that we as "Lessor" have agreed to lease to you, and you as "Lessee" have agreed to hire from us, on a temporary basis, approximately 19,374 square feet on the second floor (north wing) at 300 Tice Boulevard, Woodcliff Lake, New Jersey ("Building") as per the plan attached hereto and made a part hereof ("Temporary Premises"). The parties acknowledge that, as of the date hereof, Lessee is in possession of and occupying the Temporary Premises under a sub-sublease with Merck-Medco ("Sublease"). Lessee hereby agrees to occupy the Temporary Premises from April 1, 2001 until June 30, 2001. The Temporary Premises shall be tendered to Lessee in their present "as is" condition, broom clean. Lessor shall perform no service and do no work other than that which is specifically set forth herein, and Lessee shall not make any material alterations or additions without the prior written permission of Lessor.

Lessee hereby agrees to pay to Lessor as rent hereunder at the rate of THREE HUNDRED EIGHTY SEVEN THOUSAND FOUR HUNDRED EIGHTY AND 00/100 DOLLARS ($387,480.00) per annum, payable in equal monthly installments at the rate of THIRTY TWO THOUSAND TWO HUNDRED NINETY AND 00/100 DOLLARS ($32,290.00) per month.

        From and after occupancy, Lessor agrees to supply electric power to the Temporary Premises during the hours of 8:00a.m. to 6:00p.m. Monday through Friday and 8:00a.m. to 1:00p.m. on Saturdays (herein referred to as "Building Hours") at a cost of ONE AND 20/100 DOLLARS ($1.20) per year for each rentable square foot being leased hereunder, which amount shall be payable as "Additional Rent," in advance, in equal consecutive monthly installments on the first day of each and every month.

The rental includes, and Lessor shall provide, all ordinary office cleaning, real estate taxes, grounds and structural maintenance (except window glass), elevator service, Building standard HVAC service and water for ordinary sanitary and janitorial purposes. Lessee agrees to maintain the interior of the Temporary Premises in good repair with contractors reasonably acceptable to Lessor, at Lessee's expense. Lessee shall be liable for any damage to the Temporary Premises or the mechanical systems, except for any damage caused by Lessor or any of Lessor's, agents, contractors, employees or representatives, normal wear and tear excepted. If Lessee fails reasonably to cure a default hereunder following written notice thereof and an opportunity to cure, Lessor may do so for Lessee and charge Lessee the reasonable cost thereof. Lessee shall not engage in any activity which would prevent nearby lessees from having the quiet enjoyment of their premises. Lessee shall comply with any non-discriminatory rules or regulations promulgated by Lessor for the common areas, grounds, access roads and the building of which the Temporary Premises are a part.*


Lessee shall have the use of the same number of parking spaces as Lessee is currently using pursuant to the Sublease. Lessee shall not park vehicles overnight nor use the loading docks for any purpose other than loading and unloading.

Except as otherwise provided herein, Lessee agrees to occupy the Temporary Premises at Lessee's sole risk, and will provide and keep in force during the term of this Agreement commercial general
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public liability insurance against claims arising out of the operation of the
Temporary Premises, in limits of not less than $5,000,000 combined bodily injury and property damage, on an occurrence basis and shall submit to Lessor evidence of having covered such insurance prior to occupancy. Lessee shall hold Lessor harmless from any claims or injury caused as a result of Lessee's occupancy. Lessee shall comply with the regulations of the Fire Department, the insurance rating organization, and other authorities having jurisdiction. Lessee shall promptly discharge or bond any mechanic's liens which are filed against either party or the building as a result of any contracts or activities of Lessee. Lessee shall not store any materials or engage in any practices which would have the effect of increasing the insurance rates on the building or its contents above what they would be if Lessee were not in occupancy on the Temporary Premises. Lessee shall not store any materials or rubbish outside the Temporary Premises.

Lessor and Lessee mutually waive trial by jury in any action, proceeding brought by either of the parties hereto against the other (except for personal injury or property damage). It is further mutually agreed that in the event Lessor commences any summary proceeding for possession of the Temporary Premises, Lessee will not interpose any counterclaim of whatever nature except compulsory counterclaims.

During the term, Lessee will permit Lessor reasonable access to the Temporary Premises for the purposes of maintaining the building, to perform construction work in the Temporary Premises for Lessee's benefit or for the benefit of neighboring Lessees, at times of emergency, for the showing of the Temporary Premises to prospective Lessees, and for other reasonable purposes. Such entry into the Temporary Premises for any of the aforementioned purposes shall not constitute an eviction, constructive or otherwise, or entitle Lessee to any abatement of rent.

Lessee acknowledges that possession of the Temporary Premises must be surrendered at the expiration or sooner termination of the term, TIME BEING OF THE ESSENCE. Lessee shall indemnify, defend and save Lessor harmless against all direct damages and expenses, including reasonable attorneys' fees arising out of any claim made by a successor Lessee based upon the failure or refusal of Lessee to surrender the Temporary Premises in a timely fashion. The parties agree that the damage to Lessor resulting from failure by Lessee to surrender possession of the Temporary Premises on a timely basis will be extremely substantial, will exceed the amount of rent payable hereunder and will be impossible of accurate measurement. Lessee shall pay Lessor, as liquidated damages for each month and for any portion of a month during which Lessee holds over in the Temporary Premises after expiration or sooner termination of the term of this Agreement, a sum equal to 200% of the rent which was payable per month under this Agreement. Such liquidated damages shall not limit Lessee's indemnification with respect to claims made by any succeeding Lessee founded upon Lessee's failure or refusal to surrender the Temporary Premises. Nothing contained herein shall be deemed to authorize Lessee to remain in occupancy of the Temporary Premises after the expiration or sooner termination of the term.

Lessee, at Lessee's sole cost and expense, shall provide, keep and maintain fire extinguishers and any other nonstructural fire safety equipment required by laws and requirements of public authorities. At the expiration or earlier termination of the term of this Temporary Lease, Lessee may remove from the temporary premises any fire extinguishers provided by Lessee.

Lessee and Lessee's invitees shall observe and comply with the Rules and Regulations attached hereto, and such additional non-discriminatory Rules and Regulations as Lessor or Lessor's agents




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may from time to time adopt. Notice of additional Rules and Regulations shall be given to Lessee. Lessor shall have no duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, against any other Lessee of the Building or in the Park, if applicable, and Lessor shall not be liable to Lessee for violation of the same by any other lessee or its invitees. In the event of a conflict between the Rules and Regulations and the provisions of this Agreement, the provisions of this Agreement shall prevail.

Lessee agrees not to disclose the terms, covenants, conditions or other facts with respect to this Temporary Lease Agreement, including, but not limited to, the basic annual rent, to any person, corporation, partnership, association, newspaper, periodical or other entity except as may be required by law. This non-disclosure and confidentiality agreement shall be binding upon Lessee without limitation as to time, and a breach of this paragraph shall constitute a material breach under this Temporary Lease Agreement.

This Agreement is subject and subordinate to all present and future mortgages or other encumbrances affecting the Temporary Premises or the property of which the Temporary Premises are a part. This provision is self-operative and no further instrument shall be required to effect such subordination.

Lessee shall look solely to the interest of the Lessor in the building for the satisfaction of Lessee's remedies, and no other property or assets of the Lessor shall be subject to levy, execution or other enforcement procedure for the satisfaction of Lessee's remedies.

The Lessee represents that it has dealt with no broker in connection with this Temporary Lease Agreement except Alexander Summer.

Lessor covenants and agrees that so long as Lessee pays rent and additional rent due hereunder and performs all of Lessee's other obligations hereunder, Lessee shall peaceably and quietly have hold and enjoy the Temporary Premises without hinderance or molestation by Lessor.

This Agreement shall not bind the Lessor unless and until it has been executed by the Lessor and delivered to the Lessee or Lessee's attorney.


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If the foregoing meets with your approval please sign all three copies of this letter and return them to us. Upon being countersigned, we will return one copy to you for your files.


                                            300 TICE REALTY ASSOCIATES L.L.C.
                                            By: Mack-Cali Realty L.P., member
                                            By: Mack-Cali Realty Corporation,
                                                   general partner



                                            By: Michael A. Grossman
                                                Executive Vice President

Agreed and consented to

MOVADO GROUP, INC.



By:Richard Cote
   Authorized Signature



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                                     Rules and Regulations

1. OBSTRUCTION OF PASSAGEWAYS: The sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Building shall not be obstructed or encumbered by Lessee or used by Lessee for any purpose other than ingress and egress. If the Premises are situated on the ground floor with direct access to the street, then Lessor shall, at Lessor's expense, keep the sidewalks and curbs directly in front of the Premises clean and free from ice, snow and refuse.

2. WINDOWS: Windows in the Premises shall not be covered or obstructed by Lessee. No bottles, parcels or other articles shall be placed on the window sills, in the halls, or in any other part of the Building other than the Premises. No article shall be thrown out of the doors or windows of the Premises.

3. PROJECTIONS FROM BUILDING: No awnings, air-conditioning units, or other fixtures shall be attached to the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without prior written consent of Lessor.

4. SIGNS: No sign or lettering shall be affixed by Lessee to any part of the outside of the Premises, or any part of the inside of the Premises so as to be clearly visible from the outside of the Premises, without the prior written consent of Lessor. However, Lessee shall have the right to place its name on any door leading into the Premises the size, color and style thereof to be subject to the Lessor's approval. Lessee shall not have the right to have additional names placed on the Building directory without Lessor's prior written consent.

5. FLOOR COVERING: Lessee shall not lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor of the Premises. If linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall first be fixed to the floor by a paste or other material that may easily be removed with water, the use of cement or other similar adhesive material being expressly prohibited.

6. INTERFERENCE WITH OCCUPANTS OF BUILDING: Lessee shall not make, or permit to be made, any unseemly or disturbing noises or odors and shall not interfere with other Lessees or those having business with them. Lessee will keep all mechanical apparatus in the Premises free of vibration and noise which may be transmitted beyond the limits of the Premises.

7. LOCK KEYS: No additional locks or bolts of any kind shall be placed on any of the doors or windows by Lessee. Lessee shall, on the termination of Lessee's tenancy, deliver to Lessor all keys to any space within the Building either furnished to or otherwise procured by Lessee, and in the event of the loss of any keys furnished, Lessee shall pay to Lessor the cost thereof. Lessee, before closing and leaving the Premises, shall ensure that all windows are closed and entrance doors locked. Nothing in this Paragraph 7 shall be deemed to prohibit Lessee from installing a burglar alarm within the Premises, provided: (1) Lessee obtain's Lessor's consent which will not be unreasonably withheld or delayed; (2) Lessee supplies Lessor with copies of the plans and specifications of the system; (3) such installation shall not damage the Building; and (4) all costs of installation shall be borne solely by Lessee.




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8.      CONTRACTORS: No contract of any kind with any supplier of towels, water, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish, garbage, or other like service shall be entered into by Lessee, nor shall any machine of any kind be installed in the Building or the Office Building Area without the prior written consent of the Lessor. Lessee shall not employ any persons other than Lessor's janitors for the purpose of cleaning the Premises without prior written consent of Lessor. Lessor shall not be responsible to Lessee for any loss of property from the Premises however occurring, or for any damage to the effects of Lessee by such janitors or any of its employees, or by any other person or any other cause.

9. PROHIBITED ON PREMISES: Lessee shall not conduct, or permit any other person to conduct, any auction upon the Premises, manufacture or store goods, wares or merchandise upon the Premises without the prior written approval of Lessor, except the storage of usual supplies and inventory to be used by Lessee in the conduct of his business, permit the Premises to be used for gambling, make any unusual noises in the Building, permit to be played musical instrument on the Premises, permit any radio to be played, or television, recorded or wired music in such loud manner as to disturb or annoy other Lessees, or permit any unusual odors to be produced on the Premises. Lessee shall not permit any portion of the Premises to be occupied as an office for a public stenographer or typewriter, or for the storage, manufacture, or sale of intoxicating beverages, narcotics, tobacco in any form or as a barber or manicure shop. Canvassing, soliciting and peddling in the Building and the Office Building Area are prohibited and Lessee shall cooperate to prevent the same. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

10. PLUMBING, ELECTRIC AND TELEPHONE WORK: Plumbing facilities shall not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind shall be thrown into them. Waste and excessive or unusual amounts of electricity or water is prohibited. When electric wiring of any kind is introduced, it must be connected as directed by Lessor, and no stringing or cutting of wires will be allowed, except by prior written consent of Lessor, and shall be done by contractors approved by Lessor. The number and locations of telephones, telegraph instruments, electrical appliances, call boxes, etc. shall be subject to Lessor's approval.

11. MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The carrying in or out of freight, furniture or bulky matter of any description must take place during such hours as Lessor may from time to time reasonably determine and only after advance notice to the superintendent of the Building. The persons employed by Lessee for such work must be reasonably acceptable to the Lessor. Lessee may, subject to these provisions, move freight, furniture, bulky matter, and other material into or out of the Premises on Saturdays between the hours of 9:00 a.m. and 1:00 p.m., provided Lessee pays additional costs, if any, incurred by Lessor for elevator operators or security guards, and for any other expenses occasioned by such activity of Lessee. If, at least three (3) days prior to such activity, Lessor requests that Lessee deposit with Lessor, as security of Lessee's obligations to pay such additional costs, a sum of which Lessor reasonably estimates to be the amount of such additional cost, the Lessee shall deposit such sum with Lessor as security of such



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        cost. There shall not be used in the Building or Premises, either by
        Lessee or by others in the delivery or receipt of merchandise, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in the elevators without the consent of the superintendent of the Building.

12. SAFES AND OTHER HEAVY EQUIPMENT: Lessor reserves the right to prescribe the weight and position of all safes and other heavy equipment so as to distribute properly the weight thereof and to prevent any unsafe condition from arising.

13. ADVERTISING: Lessor shall have the right to prohibit any advertising by Lessee which in Lessor's reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Lessor, Lessee shall refrain from or discontinue such advertising.

14. NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER LESSEES: Lessor shall not be responsible to Lessee for non-observance or violation of any of these rules and regulations by any other Lessee.

15. AFTER HOURS USE: Lessor reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Saturdays, Sundays and Building Holidays, all persons who do not present a pass to the Building signed by the Lessee. Each Lessee shall be responsible for all persons for whom such a pass is issued and shall be liable to the Lessor for the acts of such persons.

16. PARKING: Lessee and its employees shall park their cars only in those portions of the parking area designated by Lessor.

17. Lessor hereby reserves to itself any and all rights not granted to Lessee hereunder, including, but not limited to, the following rights which are reserved to Lessor for its purposes in operating the Building:

        a) the exclusive right to the use of the name of the Building for all purposes, except that Lessee may use the name as its business address and for no other purposes; and

        b) the right to change the name or address of the Building, without incurring any liability to Lessee for doing so; and

        c) the right to install and maintain a sign on the exterior of the Building; and

        d) the exclusive right to use or dispose of the use of the roof of the Building; and

        e) the right to limit the space on the directory of the Building to be allotted to Lessee; and

        f) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

18. The Lessee shall be responsible for initiating, maintaining and supervising all health and safety precautions and/or programs required by Law in connection with the Lessee's use and occupancy of the Premises.

19. The Lessee shall not store, introduce or otherwise permit any material known to be hazardous within the Premises. Any material within the Premises which is determined to be




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        hazardous shall be removed and properly disposed of by the Lessee at the
        Lessee's sole expense.


                                           -- END --


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